EXHIBIT 99.1

INTEGRATED SECURITY SYSTEMS, INC. ANNOUNCES

RESTRUCTURING OF FINANCIAL OPERATIONS

Carrollton, Texas – October 17, 2007 – Integrated Security Systems, Inc. (OTCB:IZZI) today announced personnel changes and restructuring in the financial operations of the company. Effective October 15, 2007, Richard Powell, Vice President and Chief Financial Officer, has left the company to pursue other opportunities.

Lucy Langevin was named Controller of ISSI’s B&B ARMR division. Ms. Langevin, who started with the company in September, holds an MBA from University of Dallas and is a Certified Public Accountant. Prior to joining B&B ARMR, Ms. Langevin held posts with The Associates, as Director of Accounting, and NEC America, as Accounting Supervisor.

Katherine Sims Roberts was named Controller of ISSI, as well as the Intelli-Site and DoorTek subsidiaries. Ms. Roberts has worked in the accounting department with the company since 2005 and holds a Masters Degree in Accounting from Hendrix College in Conway, Arkansas.  Prior to working at ISSI, Ms. Roberts held accounting positions at Interstate Batteries and Insurance Depot.

“I am very excited to have these two outstanding people on board”, states Jay Foersterling, ISSI President and CEO, “this reorganization of our accounting and finance functions will give us a significantly greater degree of internal control over all the financial operations of the reporting companies.”

About ISSI

Headquartered in Carrollton, Texas, ISSI is a technology company that provides products and services for homeland security needs.  ISSI also designs, develops and markets safety equipment and security software to the commercial, industrial and governmental marketplaces.  ISSI’s Intelli-Site® provides users with a software solution that integrates existing subsystems from multiple vendors without incurring the additional costs associated with upgrades or replacement.  Intelli-Site® features a user-defined graphics interface that controls various security devices within one or multiple facilities.  ISSI is a leading provider of anti-terrorist barriers, traffic control and safety systems within the road and bridge and perimeter security gate industries.  ISSI designs, manufactures and distributes warning gates, lane changers, airport and navigational lighting and perimeter security gates and operators.  ISSI conducts its design, development, manufacturing and distribution activities through three wholly owned subsidiaries:  B&B ARMR, Intelli-Site, Inc. and DoorTek Corporation.  For more information, please visit www.integratedsecurity.com, www.bb-armr.com, www.bbroadway.com, www.intelli-site.com, or www.doortek.com.

About B&B ARMR

B&B ARMR Corporation engineers and manufactures high security crash rated barriers and parking control equipment for commercial and institutional use throughout the world. B&B ARMR offers turnkey installation services for its security and control products and supplies parts and services for vehicle barriers manufactured by other companies. The company’s roots can be traced to 1925, and they assert a high profile customer list that includes the Pentagon, San Diego Naval Station, G.E. Headquarters, Hertz, FDA, FAA Headquarters, Department of State and several foreign embassies. For additional information, please visit www.bb-armr.com.

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